Exhibit 2

For immediate release

April 25, 2003

Company name:   Makita Corporation
Representative:   Masahiko Goto, President
Code number:   6586
Stock exchange listings:   First sections of the Tokyo and
                                                 Nagoya stock exchanges

Announcement on the Repurchasing of Makita Shares
(The Company’s purchase of its own outstanding shares based on Article 210 of the Commercial Code)

At a meeting of Makita Corporation’s Board of Directors held today, the Board approved a framework for the proposed purchase of the Company’s outstanding shares based on Article 210 of the Commercial Code as described below. This proposal is scheduled to be considered and voted on at the Company’s 91st Regular General Meeting of Shareholders on June 27, 2003.

1.     Reason for Share Purchases

        The purchases are designed to be part of a capital strategy that is flexibly responsive to changes in the operating environment.

2.     Scope of Share Purchases

(1) Type of shares to be purchased:	Ordinary shares
(2) Total number of shares to be purchased:	5 million shares (maximum) (3.4% of all outstanding shares excluding treasury stock)
(3) Value of shares to be purchased:	5 billion yen (maximum)

(Note)	If the proposed scope of share purchases described above is approved at the Company’s 91st Regular General Meeting of Shareholders on June 27, 2003, the program will remain in effect until the conclusion of the Company’s 92nd Regular General Meeting of Shareholders.

(Reference Data 1) Previous Share Repurchases by the Company
(Items marked by asterisks represent repurchases in accordance with Article 3 of the former “Law for Special Exceptions Concerning the Retirement of Stock”)

Fiscal Year Ended

*March 31, 1999	1,000,000 shares	(1,211 million yen)
*March 31, 2000	2,000,000 shares	(2,063 million yen)
*March 31, 2001	5,000,000 shares	(4,286 million yen)
*March 31, 2002	3,300,000 shares	(2,204 million yen)
March 31, 2003	3,385,000 shares	(2,624 million yen)

Total	14,685,000 shares	(12,390 million yen)

Note:	The previous share repurchase data do not include purchases of incomplete stock trading units (odd stock).

(Reference Data 2) Number of Shares Outstanding After Deducting Treasury Stock (As of March 31, 2003)

Number of shares outstanding:	153,006,992 shares
Amount of treasury stock:	7,039,116 shares
Number of shares outstanding after deducting treasury stock:	145,967,876 shares

Note:	The amount of treasury stock includes 354,116 shares of stock obtained through purchases of incomplete stock trading units (odd stock).